Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Report on Form 20-F of Cheche Group Inc. of our report dated May 24, 2023 relating to the financial statements of Cheche Technology Inc., which appears in this Report. We also consent to the reference to us under the heading “Statement by Experts” in such Report.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

September 27, 2023